Exhibit 10.7

Credit Contract 2021-008

Working capital loan contract

Contract No.: 8061120240006257

Lender: Zhejiang Lin'an Rural Commercial Bank Co., Ltd

Borrower: Hangzhou Xizi Optoelectronic Technology Co., LTD

This contract is signed by the lender and the borrower in accordance with the relevant national laws, regulations and rules.

Article 1 Amount, Type and purpose of the loan: The lender agrees to grant a loan of RMB (in words, five million) to the borrower first whole . The loan type is Short-term loan, the purpose of the loan (no repayment of the loan).

Article 2 Term of loan: The term of loan in this contract is from From February 27,2024 to February 25,202 5 stop. In case of any inconsistency between the actual loan date and maturity date and the above agreement, the loan IOU shall prevail.

Article 3 Interest rate of loan: The interest rate of loan in this contract is calculated by the single interest method, which shall be determined according to the following method (2). (If options is involved, type √) in front of the option

(1) The interest rate of this contract shall be the one-year term announced on the natural day before the effective date of the contract

☐ other_____L PR_ (plus / minus) basis points (LPR, namely the loan market quoted rate announced by the National Interbank Lending Center, 1 basis point =0.01%, the same below), the details are subject to the loan IOU. During the term of the loan, the loan interest rate shall not be adjusted.

(2) The interest rate of each loan under this contract shall be based on the latest term ☑ 1 year for more than 5 years announced on the natural date of the date of the contract_____LPR plus (plus / minus) 98.000000 basis points, the specific subject to the loan IOU. During the term of the loan, the interest rate of each loan shall be adjusted according to the following ①, and the lender shall not notify the borrower further:

① The borrowing interest rate of a single loan is not adjusted, and the interest rate is not segmented.

② Thought interest rate heavy pricing cycle, adjustment day for the loan in the corresponding day of the month, adjust no corresponding day, to the last day of the month for the adjustment, the adjustment before a natural day has announced the latest issue of this article (2) of the selected term of LPR for the new pricing benchmark, add (minus) basis point unchanged.

(3) Other: ______

The calculation formula of the borrowing rate under this contract is as follows: monthly interest rate = annual interest rate 12; daily interest rate = annual interest rate 360. Article 4 Payment and payment of loans:

(1) Conditions for the withdrawal. For the withdrawal under this Contract, the Borrower shall meet the following conditions: 1. The Borrower has not violated its obligations and liabilities under this Contract; 2. The Borrower in the financial condition 利的变化；5 adverse changes that may harm, delay or prevent the performance of its obligations and liabilities under this Contract; 3. No default under this Contract; 4. The guarantee ability and value of the guarantor have not occurred to the Lender. The Borrower has opened the relevant account as required by the Lender; 6. Other conditions required by the Lender:

The Borrower understands and accepts the suspension of the borrower's withdrawal request due to the influence of national policies, macro-control and regulatory requirements, etc.

(2) Issuance of loans. If the borrower applies for the withdrawal to the lender before using the money, and the lender considers that it meets the withdrawal conditions agreed herein after examination, the loan funds shall be transferred to the agreed account of the borrower's account.

(3) Payment of loans. 1. Entrusted payment. The single payment amount of the loan fund exceeds that amount_[illegible]_RMB ten thousand (in words) in the payment entrusted by the lender. The lender shall, according to the payment power of attorney of the borrower and the corresponding payment vouchers and business contract certification materials, pay the loan funds of the borrower to the transaction object through the basis of the account of the borrower after examination and approval. 2. Independent payment. If it does not meet the conditions of the entrusted payment method of the lender, the borrower shall make the independent payment method. The borrower shall provide, concerning the payment of the loan funds, to the lender within 30 days after the use of the loan funds, and summarize and report the payment of the loan funds. The lender has the right to check whether the loan payment conforms to the agreed purpose by means of account analysis, voucher inspection and on-site investigation.

3. In the process of loan payment under this Contract, if the borrower's credit status declines, the profitability of the main business is weak, or the use of the loan funds is abnormal, the borrower shall negotiate with the lender to supplement the issuance and payment conditions of the loan, or the lender has the right to change the payment method and stop the issuance and payment of the loan funds.

Article 5 Repayment method: The repayment method agreed in this contract is by press__Month (month, quarter or year), the 20th day of each month (month, quarter end month) is the settlement date, and the next day is the payment date. Late interest payment shall be deemed as a breach of contract. The principal shall be repaid in a lump sum upon the expiration of the loan term, and the interest shall be cleared along with the principal. But if the electronic data and vouchers generated by electronic banks such as online bank have specially agreed on the repayment method of the loan, the repayment method of the loan is adopted according to this agreement.

Article 6 the borrower promises: (1) the borrower shall be approved and registered by the administrative department for industry and commerce or the competent authority according to law, The loan complies meet the requirements of laws and regulations; (2) Good credit status of the borrower and its legal representative, shareholders and senior management personnel, No major bad record; (III) Timely provide the Lender with documents and vouchers related to the issuance, payment and use of the loan funds under this Contract, And the data, documents, data and information provided are true, accurate, complete, legal and effective; (4) Cooperate with the lender in the payment management, Accept on-site and off-site investigations by the lender; (5) the guarantor loses part or all of the guarantee capacity, In case of suspension, closure, bankruptcy, dissolution, revocation of business

license, cancellation, merger (merger or acquisition) or serious operating loss, It is obliged to inform the lender in time and provide the guarantee approved by the Lender in time according to the requirements of the lender; (VI) All transactions concluded by the Borrower and its affiliated parties shall be conducted on the principle of good faith, fairness and not directly or indirectly harming the interests of the Lender under this Contract; (7) where the borrower has multiple debts at the lender, The lender may independently decide the order of repayment of each debt; (8) Timely notify the lender in the event of major adverse matters affecting its solvency.

Article 7 Loan extension: If the borrower needs to extend the term of the loan, it shall submit an application to the lender in writing before the maturity date of the loan. With the consent of the lender and the guarantor, the lender, the borrower and the guarantor shall sign a separate loan extension and repayment agreement. After the loan is extended, when the extension term of the loan and the original term reaches the new interest rate term level, the interest rate is determined according to the current interest rate level of the cumulative term.

Article 8 any of the following circumstances shall constitute a breach of contract or a risk event: (1) fails to repay the loan principal on time or fails to pay the interest on time or fails to repay the principal and interest of the loan according to the repayment method specially agreed in the IOU; (2) failing to use the loan according to the agreed purpose of the loan; (3) Failing to pay the loan funds in the agreed way; (IV) Failure to comply with the commitments hereof; (5) failing to pay off other debts due due to the lender on schedule; (6) failing to pay off the debts due of any other financial institution or a third party on schedule; (7) suffering from property looting or other events; (8) being involved in a major adverse lawsuit; (9) being imposed a major administrative penalty by an administrative organ; (10) suspending production and business due to poor operation; (11) concealing the financial status and business status of the enterprise or withdrawing funds (this); (12) Contracting, entrusted operation, trusteeship, lease, joint venture, merger, merger, division, transfer, joint-stock reform or reduction of registered capital without the written consent of the lender; (13) Change of the enterprise name, legal representative, shareholder, domicile or business scope and other industrial and commercial registration items, Failing to inform the lender in writing one month before the date of change;

(14) evasion (evasion), bankruptcy, dissolution, ordered to suspend business for rectification or the business license revoked (revoked); (15) the guarantor dies, missing or loses civil capacity, and the borrower is unable to provide additional qualified guarantee; (16) other circumstances that seriously affect the ability to repay debts or lose credit occur.

During the term of this Contract, In the event of (1) (2) (5) (8) (ten) (ten) (12) (thirteen) (fourteen) (16), The Lender has the right to take any one or more of the following measures, Including but not limited to: 1. Collect penalty interest and compound interest according to the regulations; 2. Stop making loans, Announce the early maturity of the loan issued under this Contract, Request the borrower to immediately repay all the loan and the corresponding interest, penalty interest and compound interest; 3. Stop payment and deduct the corresponding amount from the accounts of the borrower and the guarantor to repay the principal, interest and expenses of the loan as agreed; 4. Require the guarantor to perform the joint and several guaranty liability; 5. Request the realization of the mortgage right; 6. Terminate the contract in advance; 7. Other measures permitted by law.

During the term of this Contract, When the borrower has the above (3) (4) (6) (7) (9), (11), (15) default situation or risk event, The Lender has the right to require the Borrower to provide new guarantees conforming to the requirements of the Lender, Or take other measures to ensure that the lawful rights and interests of the lender are not infringed, New guarantees not provided by the borrower as required by the lender, Or if the measures taken fail to ensure that the legitimate rights and interests of the lender are not infringed upon, The Lender has the right to take any one or more of the following measures, Including but not limited to: 1. Collect penalty interest and compound interest according to the regulations; 2. Stop making loans, Announce the early maturity of the loan issued under this Contract, Request the borrower to immediately repay all the loan and the corresponding interest, penalty interest and compound interest; 3. Stop payment and deduct the corresponding amount from the accounts of the borrower and the guarantor to repay the principal, interest and expenses of the loan as agreed; 4. Require the guarantor to perform the joint and several guaranty liability; 5. Request the realization of the mortgage right; 6. Terminate the contract in advance; 7. Other measures permitted by law.

Article 9 Loan guarantee: The guarantee provided by the borrower shall maintain its due guarantee ability before the termination of the rights of the lender under this contract. If the guarantee ability of the property is reduced or the guarantee function is lost or the guarantor occurs in any of the circumstances of Article 8 (4) to (16) above, the lender has the right to stop the loan outstanding under this contract and recover the undue loan in advance.

Article 10 Liability for Breach of contract:

(1) The borrower's breach of contract and its liability for breach of contract: 1. If the borrower fails to repay the loan principal (including extension) on schedule, the penalty interest shall be calculated at the penalty interest rate of 50% agreed in the loan contract from the date of delay. 2. If the loan interest and penalty interest are not paid on time, the compound interest shall be calculated according to the penalty interest rate. 3. If the loan is not used according to the contract, the misappropriated loan shall be charged with 100% penalty interest at the agreed interest rate during the misappropriation period. 4. The borrower shall repay the loan in advance with the consent of the Lender; The Lender has the right to charge interest from the borrower at the term and interest rate agreed in this Contract, but with the consent of the Lender, the interest may be charged according to the interest rate and the actual days agreed herein.

(2) The Lender's liability for default and its liability for default: If the lender fails to provide loans to the borrower as agreed, it shall pay liquidated damages to the Borrower according to the amount of liquidated damages, overdue penalty interest rate and the number of days of default.

Article 11 performance of the contract: (1) when the lender transfers the loan to the borrower's account, it shall be deemed that the lender has fulfilled the obligations of issuing the loan. (2) If the lender recovers the principal and interest of the due loan or recovers the principal and interest of the loan in advance according to the contract, it may directly stop paying or deduct the corresponding amount from the borrower's account to repay the principal and interest and expenses of the loan.

Article 12 establishment, effectiveness and termination of the Contract: (1) the Contract shall be established from the date of signature, seal or printing by the parties; and the borrower shall provide appropriate guarantee for the claims of the lender, and this contract shall come into force from the establishment and effective date of the guarantee contract. (2) If, within 30 days from the date of the establishment of this Contract, the borrower shall provide qualified guarantee for the claims of the lender but fails to provide qualified guarantee, the Lender shall have the right to terminate this Contract.

Article 13 Other agreed matters:

Article 14 Use of information: The borrower agrees that the lender shall input (inquire and disclose) the relevant information of the borrower on the people's personal (enterprise) basic credit information database and the relevant information system of the People's Bank of China or other administrative departments. In the event of any default under this Contract, the Lender has the right to disclose the default information according to law according to the breach, or provide the relevant information to the collection agency for the purpose of collection.

Article 15 Dispute Settlement: Any dispute arising from this Contract shall be settled by the parties through negotiation, each party has the right to choose the following dispute resolution methods (call in front of the option):

☑ **The dispute shall be submitted to the people's court where the lender lives for settlement through litigation.**

☐ **Raise the controversy hand over The arbitration commission shall conduct arbitration in accordance with the arbitration rules in effect at the time of its application for arbitration. The arbitral award is final and binding on all of the parties.**

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Article 16 Other items:

(I) The guarantee contract corresponding to this contract is: 8061320210000796, is an integral part of this contract.

(Ii) The loan IOU and other certificates and attachments shall form an integral part of this Contract and have the same effect as this Contract.

(III) All reasonable expenses incurred in the Contract, including notarization fees, litigation fees and attorney's agency fees, shall be borne by the borrower.

(IV) The Lender has requested the Borrower to provide a full and accurate understanding of the terms of the Contract and provide as required by the Borrower; all terms of the Contract has been fully negotiated before its conclusion; and the Borrower has fully understood the meaning of the terms and the corresponding legal consequences.

(V) This contract_type__叁__Copy, the lender holds two copies, and the borrower holds it__Copy, and have the same effect.

borrower	lender
borrower: Legal representative (the principal (signature or agent) Hu	lender: ZhejiangVillage Commercial Bank Lin'anCo., Ltd agricultur e Signature or seal)

Cheng	Principal: ((or Agent)

time of contract February 22,2024